Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 5, 2012, with respect to the statements of operations, changes in owner’s equity, and cash flows of Ute Energy Upstream Holdings LLC (a wholly-owned subsidiary of Ute Energy LLC) for the year ended December 31, 2009, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

Denver, CO

June 15, 2012